Filed Pursuant to Rule 433
Registration Statement No. 333-248288

Pricing Term Sheet

YUM! Brands, Inc.

$1,050,000,000 3.625% Senior Notes due 2031

Issuer:	YUM! Brands, Inc.

Title of Securities:	3.625% Senior Notes due 2031 (the “Notes”)

Aggregate Principal Amount Offered:	$1,050,000,000

Maturity Date:	March 15, 2031

Issue Price:	100.000%

Underwriting Discount:	1.000%

Coupon:	3.625%

Yield to Maturity:	3.625%

Interest Payment Dates:	March 15 and September 15 of each year, commencing on March 15, 2021

Record Dates:	March 1 and September 1 of each year

Trade Date:	September 9, 2020

Settlement Date:	September 25, 2020 (T+12)

Make-Whole Redemption:	Prior to December 15, 2030 at a make-whole premium based on the applicable treasury rate plus 50 basis points, plus accrued and unpaid interest, if any, to the redemption date.

Par Call:	On or after December 15, 2030 (three months prior to maturity)

Change of Control Triggering Event:	101% plus accrued and unpaid interest, if any

Denominations:	$2,000 and in integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	988498 AN1 / US988498AN16

Joint Book-Running Managers:	Goldman Sachs & Co. LLC; Wells Fargo Securities, LLC; Citigroup Global Markets Inc.; J.P. Morgan Securities LLC; BofA Securities, Inc.

Co-Managers:

Morgan Stanley & Co. LLC; Barclays Capital Inc.; Fifth Third Securities, Inc.; MUFG Securities Americas Inc.; ICBC Standard Bank Plc; Scotia Capital (USA) Inc.; ING Financial Markets LLC; Rabo Securities USA, Inc.; Siebert Williams Shank & Co., LLC

The issuer expects that delivery of the Notes will be made against payment thereof on the twelfth business day following the date of the pricing of the Notes. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next nine succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+12, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Goldman Sachs & Co. LLC at 1-212-902-1171.